Exhibit 15.1

McMoRan Exploration Co.

1615 Poydras St.

New Orleans, La. 70112

April 22, 2003

To the Board of Directors and Stockholders of McMoRan Exploration Co.:

We are aware of the incorporation by reference in the Registration Statements (Form Nos. 333-67485, 333-67963, 333-95195, 333-57484, 333-87380 and 333-90170) of  McMoRan Exploration Co. of our report dated April 22, 2003 relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that is included in its Form10-Q for the quarter ended March 31, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Very truly yours,

/s/Ernst & Young LLP